Exhibit 10.27

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 30th day of November, 2009, by and between Wynn Resorts, Limited (“Employer”) and Kim Sinatra (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated as of April 24, 2007 as amended by that certain First Amendment to Employment Agreement Dated as of December 31, 2008 (collectively, the “Agreement”); and

WHEREAS, Employer is willing and Employee desires to modify certain terms and conditions to the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

1. Amendments.

a. Employer and Employee agree to amend Section 6 of the Agreement in its entirety to read as follows:

“6. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date of this Agreement and terminating on May 5, 2014 at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Paragraphs 10 and 11. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.”

b. Employer and Employee agree to amend Subparagraph 8(a) of the Agreement in its entirety to read as follows:

(a) Base Salary. Subject to Section 7(g), Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Six Hundred-Fifty Thousand Dollars ($650,000.00) per annum, payable in such installments as shall be convenient to Employer (the “Base Salary”). Employee’s Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, those benefits described in Subsections 8(b) through (e) of this Agreement. Employee’s Base Salary shall be subject to merit review by Employer’s Board of Directors periodically, and may be increased, but not decreased, as a result of such review.

c. Employer and Employee agree to amend Paragraph 8 of the Agreement by adding a new Subparagraph 8(g) to read as follows:

“(g) Salary Reduction. On February 16, 2009, Employer instituted a Salary Reduction Program for all Employees. Therefore, the Employee’s Base Salary shall be reduced by Fifteen Percent (15%) to Five Hundred Fifty-Two Thousand Five Hundred Dollars ($552,500.00) until such time as the salaries of all the Employer’s senior executives are restored to the levels at or above such executives’ pre-February 16, 2009 salaries.”

2. Effective Date of Amendments. The amendment set forth herein shall become effective as of May 5, 2009

3. Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WYNN RESORTS, LIMITED	EMPLOYEE

/s/ Marc Schorr	/s/ KimSinatra
Marc D. Schorr	Kim Sinatra
Chief Operating Officer